EXHIBIT 99.1

Administrative Offices
1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp Reports Record Earnings Up 11%

BAKERSFIELD, Calif., February 14, 2008 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $869 million in assets, today announced financial results for the year ended December 31, 2007.

For the year ended December 31, 2007, net income after tax was $9.4 million, an increase of 11% compared to $8.5 million in net income reported for the same period in 2006. Earnings per share for the period were $2.54 per diluted share compared to $2.29 per diluted share reported for 2006, also an increase of 11%.

Net income after tax for the fourth quarter was $2.5 million, a 41% increase from $1.8 million in net income reported for the fourth quarter of 2006. Earnings per share for the fourth quarter of 2007 were $0.68 per diluted share compared to $0.47 per diluted share reported in the fourth quarter of 2006, which is an increase of 39%. The increase resulted primarily from an increase in net interest income and a reduction in provision expense for loan losses compared to the fourth quarter of 2006.

Bart Hill, President, said, "We are pleased with the Company’s performance in 2007 which represents our 24th consecutive year of record profits. This performance resulted in a return on average equity of 18.76% and return on average assets of 1.21% . San Joaquin Bank also continues to be a leader in market share gains for Kern County commercial bank deposits, with a deposit share of 12.3% at mid-year 2007, up from 10.5% in 2006. San Joaquin Bank is now the fourth largest of twenty-two FDIC-insured financial institutions in the County. The Company is well positioned for growth in 2008 and will continue with vigilance to maintain excellent credit quality.”

Highlights for the year:

  Net income - up 11% to $9.4 million
  Loans, net of unearned fees - up 30% to $698 million
  Deposits - up 11% to $716 million
  Assets - up 16% to $869 million
  Shareholders’ Equity – up 21% to $55.4 million

Income Statement

Total interest income for the fourth quarter of 2007 was $14.5 million compared to $12.6 million reported in the same quarter of 2006, an increase of $1.9 million, or 15%. For the year, interest income was $55.7 million compared to $46.5 million in 2006. Strong loan demand and reinvestment of proceeds from maturing investments with higher yields were the primary driving factors for the increase. Average earning assets as a percent of average total assets increased from 92.5% at the end of 2006 to 92.8% at year-end 2007.

Interest expense for the fourth quarter of 2007 was $6.7 million compared to $5.4 million for the fourth quarter of 2006. Interest expense for the year was $25.3 million compared to $17.8 million reported in 2006. A combination of increased volume of interest-bearing deposits, non-core short-term borrowings and reduction in the volume of noninterest-bearing demand deposits, along with a competitive rate environment, accounted for the increase in interest expense.

Net interest margin for the comparative fourth quarters was 4.00% in 2007 and 4.37% in 2006. For the year, net interest margin decreased to 4.20% compared to 4.60% in 2006 due to competitive loan pricing and higher funding costs, as indicated above.

Non-interest income was $784,000 for the fourth quarter of 2007 compared to $841,000 for the same period in 2006. The decrease was attributable to a reduction in customer services charges other than deposit fees. Non-interest income increased by $53,000 for the year in 2007 at $3.13 million compared to $3.08 million in 2006. The increase was due to an increase in service charges on deposit accounts.

Non-interest expense increased to $4.1 million for the fourth quarter of 2007 compared to $4.0 million in the same period of 2006. For the year, non-interest expense increased to $16.2 million compared to $15.2 million in 2006. The increases of $100,000 for the quarter and $1.0 million for the year resulted mainly from increases in salaries and employee benefits, including normal adjustments and staff additions, and additional expense from property taxes on purchased property and increased FDIC deposit insurance assessments. The Company’s efficiency ratio increased slightly from 47.9% in 2006 to 48.5% in 2007. The efficiency ratio measures the Company’s operating expense to total income, net of interest expense.

In the fourth quarter of 2007, the provision for loan losses was $225,000 compared to $600,000 in 2006. For the year, provision for loan losses was $900,000 compared to $1.73 million in 2006. The reduction in the provisions for the quarter and the year were due to Management’s assessment of the adequacy of the allowance for loan loss reserve as it relates to overall credit quality and mix of the loan portfolio for each of those periods. The provision for loan losses is determined by Management based on an analysis of the adequacy of the allowance for loan losses using a number of recognized factors such as historical loss, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators. The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners.

Return on average assets for the year was 1.21% in 2007 and 1.26% in 2006. Return on average equity was 18.76% in 2007 compared to 19.48% in 2006.

Balance Sheet

Total assets were $869 million at December 31, 2007 compared to $749 million at December 31, 2006. This increase was mainly the result of strong loan growth. Assets grew by 16% for the year.

Total loans, net of unearned fees, at the end of 2007 increased $162 million to $698 million, or 30%, compared to $536 million at the end of 2006. The increase in loans was primarily attributable to growth in real estate loans to finance construction, land development, and commercial properties.

Total investment securities decreased by $35 million, or 24%, during 2007 from $148 million to $113 million. Held-to-maturity securities decreased by $34 million while available-for-sale securities decreased by $1 million, both due to normal maturities and principal reductions.

Total deposits were $716 million and $643 million at year-end 2007 and 2006, respectively. The increase of $73 million, or 11%, was primarily due to growth in savings and time deposit accounts.

The Company continued its use of non-core funding consisting of Federal Home Loan Bank (FHLB) advances, time deposits in amounts greater than $100,000, brokered time deposits, public funds, and other borrowings as strong loan demand outpaced deposit growth. At December 31, 2007, non-core funds were $155 million compared to $95 million at December 31, 2006. Non-core funding accounted for approximately 20% of total funding at year-end 2007 and 14% at December 31, 2006.

Asset Quality

The Company had net loan losses of $41,000 in 2007 compared to $324,000 in net charge-offs for 2006. The allowance for loan losses was $9.3 million and $8.4 million, or 1.31% and 1.57% of loans, at December 31, 2007 and 2006, respectively.

Nonperforming and restructured loans were $5,067,000 at December 31, 2007, compared to $153,000 at December 31, 2006. Of these amounts reported, nonaccrual loans were $4,747,000 and $150,000 at December 31, 2007 and 2006, respectively. The percentage of nonperforming and restructured loans to total loans, net of unearned income, was 0.73% at the end of 2007 compared to 0.03% at the end of 2006. Substantially, all nonperforming and restructured loans were well-secured at the end of each period reported.

The Company had no nonperforming and restructured assets other than the nonperforming and restructured loans reported above. Nonperforming and restructured assets as a percentage of total assets were 0.58% and 0.02% at December 31, 2007 and 2006, respectively. The Company had no foreclosed assets at either reporting date.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at December 31, 2007 was $55 million compared to $46 million at December 31, 2006. Capital ratios for the Company continue to remain above the well-capitalized guidelines established by bank regulatory agencies.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors --many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company’s internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” and elsewhere in this quarterly report and in our annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	December 31, 2007	December 31, 2006

ASSETS
Cash and due from banks	$ 26,209,000	$ 31,869,000
Interest-bearing deposits in banks	719,000	1,660,000
Federal funds sold	-	4,250,000

Total cash and cash equivalents	26,928,000	37,779,000
Investment securities:
Held-to-maturity	106,858,000	140,822,000
Available-for-sale	6,433,000	7,072,000

Total Investment Securities	113,291,000	147,894,000
Loans, net of unearned income	698,458,000	536,408,000
Allowance for loan losses	(9,268,000)	(8,409,000)

Net Loans	689,190,000	527,999,000
Premises and equipment	10,143,000	7,622,000
Investment in real estate	577,000	643,000
Interest receivable and other assets	28,599,000	26,993,000

TOTAL ASSETS	$ 868,728,000	$ 748,930,000

LIABILITIES
Deposits:
Noninterest-bearing	$ 158,461,000	$ 189,792,000
Interest-bearing	557,612,000	452,862,000

Total Deposits	716,073,000	642,654,000
Short-term borrowings	61,800,000	32,200,000
Long-term debt and other borrowings	17,087,000	17,098,000
Accrued interest payable and other liabilities	18,340,000	11,112,000

Total Liabilities	813,300,000	703,064,000

SHAREHOLDERS' EQUITY
Common stock, no par value - 20,000,000 shares authorized;
3,536,322 and 3,486,222 issued and outstanding
at December 31, 2007 and December 31, 2006, respectively	10,905,000	10,368,000
Additional paid-in capital	424,000	145,000
Retained earnings	45,452,000	36,986,000
Accumulated other comprehensive income (loss)	(1,353,000)	(1,633,000)

Total Shareholders' Equity	55,428,000	45,866,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 868,728,000	$ 748,930,000

     San Joaquin Bancorp and Subsidiaries Consolidated Statement of Income (unaudited)

	Quarter Ended December 31		Year to date December 31

	2007	2006	2007	2006

INTEREST INCOME
Loans (including fees)	$ 13,228,000	$ 10,873,000	$ 49,910,000	$ 39,615,000
Investment securities	1,277,000	1,597,000	5,584,000	6,456,000
Fed funds & other interest-bearing balances	14,000	92,000	163,000	457,000

Total Interest Income	14,519,000	12,562,000	55,657,000	46,528,000

INTEREST EXPENSE
Deposits	6,148,000	5,025,000	23,281,000	16,190,000
Short-term borrowings	299,000	100,000	805,000	905,000
Long-term borrowings	304,000	312,000	1,226,000	733,000

Total Interest Expense	6,751,000	5,437,000	25,312,000	17,828,000

Net Interest Income	7,768,000	7,125,000	30,345,000	28,700,000
Provision for loan losses	225,000	600,000	900,000	1,730,000

Net Interest Income After Loan Loss
Provision	7,543,000	6,525,000	29,445,000	26,970,000

NONINTEREST INCOME
Service charges & fees on deposits	247,000	196,000	907,000	787,000
Other customer service fees	269,000	373,000	1,168,000	1,322,000
Other	268,000	272,000	1,053,000	966,000

Total Noninterest Income	784,000	841,000	3,128,000	3,075,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,566,000	2,486,000	10,023,000	9,494,000
Occupancy	288,000	261,000	1,026,000	942,000
Furniture & equipment	263,000	249,000	1,062,000	1,029,000
Promotional	110,000	135,000	605,000	568,000
Professional	301,000	342,000	1,361,000	1,227,000
Other	576,000	540,000	2,145,000	1,945,000

Total Noninterest Expense	4,104,000	4,013,000	16,222,000	15,205,000

Income Before Taxes	4,223,000	3,353,000	16,351,000	14,840,000
Income Taxes	1,729,000	1,589,000	6,933,000	6,366,000

NET INCOME	$ 2,494,000	$ 1,764,000	$ 9,418,000	$ 8,474,000

Basic Earnings per Share	$ 0.71	$ 0.51	$ 2.67	$ 2.44

Diluted Earnings per Share	$ 0.68	$ 0.47	$ 2.54	$ 2.29

Financial Highlights
(Unaudited)

(data in thousands except per share data)	---Year to Date---		% Variance

	2007	2006	2007 vs. 2006

Net Interest Income	$ 30,345	$ 28,700	5.7%
Non Interest Income	$ 3,128	$ 3,075	1.7%
Addition to Provision for Loan Losses	$ 900	$ 1,730	-48.0%
Net Income	$ 9,418	$ 8,474	11.1%
Total Assets	$ 868,728	$ 748,930	16.0%
Total Loans, Net of Unearned Income	$ 698,458	$ 536,408	30.2%
Total Deposits	$ 716,073	$ 642,654	11.4%
Total Shareholders’ Equity	$ 55,428	$ 45,866	20.8%
Basic Earnings per Share	$ 2.67	$ 2.44	9.4%
Diluted Earnings per Share	$ 2.54	$ 2.29	10.9%
Book Value per Share	$ 15.67	$ 13.16	19.1%

Key Ratios:
Annualized Return on Average Equity	18.76%	19.48%
Annualized Return on Average Assets	1.21%	1.26%
Annualized Net Interest Margin	4.20%	4.60%
Efficiency Ratio	48.46%	47.85%

San Joaquin Bancorp Contact Information:

Bart Hill President
(661) 281-0300

Stephen M. Annis Executive Vice President & CFO (661) 281-0360 Company Website: www.sjbank.com